EXHIBIT 99.1

Barracuda Reports Third Quarter Fiscal 2016 Results

•	Total revenue grew 14% year-over-year to $80.1 million

•	Q3 non-GAAP earnings per share of $0.07

•	Total active subscribers rose 15% to 269,000

CAMPBELL, Calif., January 7, 2016 – Barracuda Networks, Inc. (NYSE: CUDA), a leading provider of cloud-connected security and storage solutions, today announced results for its third quarter of fiscal 2016, which ended November 30, 2015.

Total revenue increased 14% to $80.1 million, up from $70.4 million in the third quarter of fiscal 2015. Appliance revenue in the third quarter of fiscal 2016 grew to $21.7 million, up from $20.7 million in the third quarter of fiscal 2015, and recurring subscription revenue grew to $58.4 million in the third quarter of fiscal 2016, up from $49.7 million in the third quarter of fiscal 2015, representing 73% of total revenue. For the third quarter of fiscal 2016, gross billings were $89.0 million, compared with $91.5 million in the third quarter of fiscal 2015.

GAAP net loss in the third quarter of fiscal 2016 was $1.6 million, or $0.03 per share, based on a basic share count of 53.3 million. Non-GAAP net income for the third quarter of fiscal 2016 was $4.0 million, or $0.07 per share, based on a diluted share count of 54.3 million. Non-GAAP net income excludes $8.5 million of income tax benefits, $7.7 million in stock-based compensation expense, $4.7 million in acquisition and other non-recurring charges, $1.3 million in amortization of intangibles and $0.3 million in other expense. The reconciliation between GAAP and non-GAAP information is contained in the tables below.

“We delivered third quarter revenue and earnings consistent with our guidance; however, billings came in below our expectations,” said BJ Jenkins, President and CEO. “While we see various dynamics impacting billings in each of our markets, the shift from traditional and solely on-premises IT solution deployments to hybrid, public cloud and managed service solutions is accelerating faster than we expected and is becoming pervasive across more of our markets.”

Jenkins continued, “We have seen encouraging early results and believe we have a leadership and differentiated position in cloud security deployments in the product categories where we invested, such as our next generation firewall and web application firewall products, and have introduced a number of virtual appliances and subscription-only solutions with cloud delivered and pay-as-you-go deployment options. We are adjusting and accelerating our investments in our cloud-based solutions in order to focus more of our resources on products areas that we believe will provide stronger long-term growth.”

“Non-GAAP operating income for the quarter increased by 24% year-over-year to $5.7 million while our deferred revenue ended the quarter at $391.7 million,” said David Faugno, CFO. “Additionally, we successfully launched a $50 million stock repurchase program and repurchased approximately 430,000 shares in the open market in the third quarter.”

Recent Company Highlights

•	Managed Service Providers (MSPs) Traction: Completed the acquisition of Intronis, Inc., a leader in providing data protection solutions to MSPs, a fast-growing channel delivering IT services to small and medium-sized businesses.

•	Public Cloud Momentum: Announced the availability of Barracuda’s cloud solutions on AWS GovCloud (US), an isolated AWS Region designed to allow organizations such as US government agencies, nonprofits, educational institutions, and private sector companies with stringent regulatory and compliance requirements to move sensitive workloads and data to the cloud.

•	Expanded Cloud Suite with New Archiving Service: Introduced Barracuda Cloud Archiving Service, a new cloud-based email archiving service that helps organizations address a variety of compliance and eDiscovery requests efficiently and easily when used with Microsoft Exchange, Microsoft Office 365, and other on-premises, cloud or hybrid environments.

•	Virtual Appliance Momentum: Introduced Barracuda Backup virtual appliances to reduce storage and bandwidth requirements and easily scale storage capacity.

•	New NextGen Firewall Appliances: Launched four new Barracuda NextGen Firewall desktop appliances aimed at organizations with distributed networks to provide branch offices and other remote sites with advanced security functionality and network performance as those offices access private and public cloud-based applications.

Conference Call Information

Barracuda will host a conference call and corresponding live webcast at 2:00 p.m. PT today. To access the conference call, dial 1-855-560-2573 for the U.S. or 1-412-542-4159 for international callers. The webcast will be available live on the investor relations section of the company’s website at https://investors.barracuda.com, and via replay beginning approximately two hours after the completion of the call for a period of one year. An audio replay of the call will be available to investors beginning at approximately 5:00 p.m. PT today through January 14, 2016 by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 for international callers, and entering conference ID 10077907. Additional information can be found in an accompanying supplemental investor slide presentation located at https://investors.barracuda.com.

Forward-Looking Statements

This announcement contains forward-looking statements related to our ability to respond to the shifting market for cloud and SaaS deployments, future product performance, changes in the growth rate of the markets in which we compete, changes in customer requirements, and potential results from new initiatives that involve risks and uncertainties, including statements regarding the company’s expectations regarding financial performance and the potential impact of our new and updated products. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: fluctuations in demand for the company’s products and services; a highly competitive business environment for network security and storage solutions; the company’s effectiveness in controlling expenses; the effects of significant developments in IT infrastructure deployments, particularly cloud computing; the impact of foreign currency fluctuations; the possibility that the company might experience delays in the development of new technology and products; risks related to pending or future acquisitions; customer response to its new technology and products; risks related to pending or future litigation and regulatory matters; and a dependency on third parties for certain components of the company’s products. The company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect the company’s business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which are on file with the Securities and Exchange Commission.

Non-GAAP Financial Measures

Barracuda provides all financial information required in accordance with generally accepted accounting principles (GAAP). To supplement our consolidated financial statements presented in accordance with GAAP, we are also providing with this press release non-GAAP net income, non-GAAP operating income, adjusted EBITDA and adjusted free cash flow. In preparing our non-GAAP information, we have excluded certain amounts as set forth in the attached financial tables and footnotes. We believe that excluding these items provides both management and investors with additional insight into our current operations and the trends affecting the company. In particular, management finds it useful to exclude these items in order to more readily correlate the company’s operating activities with the company’s ability to generate cash from operations. Accordingly, management uses these non-GAAP measures, along with the comparable GAAP information, in evaluating our historical performance and in planning our future business activities. Please note that our non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information we present should be considered in conjunction with, and not as a substitute for, our financial information presented in accordance with GAAP. We have provided a non-GAAP reconciliation of the Condensed Consolidated Statement of Operations for the periods presented in this release, which exclude certain amounts as set forth in the attached financial tables and footnotes for these periods. These measures should only be used to evaluate the company’s results of operations in conjunction with the corresponding GAAP measures for comparable financial information and understanding of the company’s ongoing performance as a business. Barracuda uses both GAAP and non-GAAP measures to evaluate and manage its operations.

About Barracuda Networks Inc. (NYSE: CUDA)

Barracuda provides cloud-connected security and storage solutions that simplify IT.

These powerful, easy-to-use and affordable solutions are trusted by more than 150,000 organizations worldwide and are delivered in appliance, virtual appliance, and cloud and hybrid deployments. Barracuda’s customer-centric business model focuses on delivering high-value, subscription-based IT solutions that provide end-to-end network and data security. For additional information, please visit http://www.barracuda.com.

Barracuda Networks, Barracuda and the Barracuda Networks logo are registered trademarks or trademarks of Barracuda Networks, Inc. in the US and other countries.

Contacts:

Investor Relations: Adam Carson; +1-408-342-5480; ir@barracuda.com Corporate Communications: Mary Catherine Petermann; +1 404-307-6290; mc@barracuda.com

Barracuda Networks, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	November 30, 2015	February 28, 2015
Assets
Current assets:
Cash and cash equivalents	$117,073	$151,373
Marketable securities	36,783	40,754
Accounts receivable, net of allowance for doubtful accounts	42,261	40,725
Inventories, net	6,119	4,454
Deferred costs	31,847	30,221
Deferred income taxes	2,607	479
Other current assets	14,896	12,260

Total current assets	251,586	280,266

Property and equipment, net	31,845	27,839
Deferred costs, non-current	27,408	27,715
Deferred income taxes, non-current	374	443
Other non-current assets	7,978	4,123
Intangible assets, net	41,106	9,217
Goodwill	69,647	39,742

Total assets	$429,944	$389,345

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$15,231	$16,356
Accrued payroll and related benefits	12,766	11,656
Other accrued liabilities	24,089	12,465
Deferred revenue	226,625	209,904
Deferred income taxes	338	563
Note payable	264	252

Total current liabilities	279,313	251,196

Long-term liabilities:
Deferred revenue, non-current	165,045	163,253
Deferred income taxes, non-current	4,801	2,396
Note payable, non-current	4,184	4,383
Other long-term liabilities	7,139	7,201

Stockholders’ deficit:
Common stock	53	53
Additional paid-in capital	336,899	316,035
Accumulated other comprehensive loss	(3,582)	(4,233)
Accumulated deficit	(363,908)	(350,939)

Total stockholders’ deficit	(30,538)	(39,084)

Total liabilities and stockholders’ deficit	$429,944	$389,345

Barracuda Networks, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(Unaudited)

	Three months ended November 30,		Nine months ended November 30,
	2015	2014	2015	2014
Revenue:
Appliance	$21,655	$20,692	$67,625	$62,204
Subscription	58,432	49,715	168,807	143,064

Total revenue	80,087	70,407	236,432	205,268

Cost of revenue	18,352	14,438	50,253	42,888

Gross profit	61,735	55,969	186,179	162,380

Operating expenses:
Research and development	18,629	15,389	54,131	42,167
Sales and marketing	36,218	33,395	104,820	93,905
General and administrative	14,872	8,759	36,340	25,947

Total operating expenses	69,719	57,543	195,291	162,019

Income (loss) from operations	(7,984)	(1,574)	(9,112)	361

Other expense, net	(395)	(1,789)	(866)	(2,527)

Loss before income taxes	(8,379)	(3,363)	(9,978)	(2,166)
Benefit from income taxes	6,793	3,327	2,321	3,019

Net income (loss)	$(1,586)	$(36)	$(7,657)	$853

Net income (loss) per share:
Basic	$(0.03)	$—	$(0.14)	$0.02

Diluted	$(0.03)	$—	$(0.14)	$0.02

Weighted-average shares used to compute net income (loss) per share:
Basic	53,268	52,142	53,178	51,655

Diluted	53,268	52,142	53,178	53,785

Barracuda Networks, Inc.

Reconciliation of Selected GAAP to Non-GAAP Financial Measures

(in thousands)

(Unaudited)

	Three months ended November 30,		Nine months ended November 30,
	2015	2014	2015	2014
GAAP cost of revenue	$18,352	$14,438	$50,253	$42,888
Amortization of intangible assets (1)	858	533	1,686	1,879
Depreciation expense (2)	1,380	817	3,512	2,245
Stock-based compensation expense (3)	286	121	752	246

Non-GAAP cost of revenue	$15,828	$12,967	$44,303	$38,518

GAAP sales and marketing expense	$36,218	$33,395	$104,820	$93,905
Amortization of intangible assets (1)	436	238	799	979
Depreciation expense (2)	160	42	229	119
Stock-based compensation expense (3)	1,812	1,143	5,001	2,546
Acquisition and other non-recurring charges (4)	(24)	—	(317)	—

Non-GAAP sales and marketing expense	$33,834	$31,972	$99,108	$90,261

GAAP research and development expense	$18,629	$15,389	$54,131	$42,167
Depreciation expense (2)	215	176	544	483
Stock-based compensation expense (3)	2,271	1,250	6,106	2,900
Acquisition and other non-recurring charges (4)	531	372	2,221	1,127

Non-GAAP research and development expense	$15,612	$13,591	$45,260	$37,657

GAAP general and administrative expense	$14,872	$8,759	$36,340	$25,947
Depreciation expense (2)	409	312	1,157	835
Stock-based compensation expense (3)	3,337	2,350	9,557	5,990
Acquisition and other non-recurring charges (4)	4,220	213	4,523	487

Non-GAAP general and administrative expense	$6,906	$5,884	$21,103	$18,635

GAAP total expense	$88,071	$71,981	$245,544	$204,907
Amortization of intangible assets (1)	1,294	771	2,485	2,858
Depreciation expense (2)	2,164	1,347	5,442	3,682
Stock-based compensation expense (3)	7,706	4,864	21,416	11,682
Acquisition and other non-recurring charges (4)	4,727	585	6,427	1,614

Non-GAAP total expense	$72,180	$64,414	$209,774	$185,071

Depreciation expense (2)	2,164	1,347	5,442	3,682

Non-GAAP total expense including depreciation	$74,344	$65,761	$215,216	$188,753

Barracuda Networks, Inc.

Reconciliation of Selected GAAP to Non-GAAP Financial Measures

(in thousands, except per share information)

(Unaudited)

	Three months ended November 30,		Nine months ended November 30,
	2015	2014	2015	2014
GAAP operating income (loss)	$(7,984)	$(1,574)	$(9,112)	$361
Amortization of intangible assets (1)	1,294	771	2,485	2,858
Stock-based compensation expense (3)	7,706	4,864	21,416	11,682
Acquisition and other non-recurring charges (4)	4,727	585	6,427	1,614

Non-GAAP operating income	$5,743	$4,646	$21,216	$16,515

GAAP net income (loss)	$(1,586)	$(36)	$(7,657)	$853
Amortization of intangible assets (1)	1,294	771	2,485	2,858
Stock-based compensation expense (3)	7,706	4,864	21,416	11,682
Acquisition and other non-recurring charges (4)	4,727	585	6,427	1,614
Income tax effect on non-GAAP exclusions (5)	(8,500)	(4,695)	(8,642)	(7,881)
Other expense adjustments (6)	340	1,703	718	2,219

Non-GAAP net income	$3,981	$3,192	$14,747	$11,345

Non-GAAP diluted earnings per share (7)	$0.07	$0.06	$0.27	$0.21

Weighted-average shares used to compute diluted earnings per share	54,283	54,007	54,743	53,785

Barracuda Networks, Inc.

Reconciliation of Selected GAAP to Non-GAAP Financial Measures

(in thousands, except per share information)

(Unaudited)

(1)	Amortization of Intangible Assets. We provide non-GAAP information which excludes expenses for the amortization of intangible assets, as well as certain losses from disposal of such assets, that primarily relate to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because the amortization of intangible assets can be inconsistent in amount and frequency and is significantly impacted by the timing and magnitude of our acquisition transactions, which also vary in frequency from period to period. Accordingly, we analyze the performance of our operations in each period without regard to such expenses.

(2)	Depreciation Expense. We provide non-GAAP information which excludes depreciation expense related to the amortization of property and equipment, as well as certain losses from disposal of such assets. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because the acquisition of property and equipment, and the corresponding depreciation expense, can be inconsistent in amount and can vary from period to period.

(3)	Stock-Based Compensation Expense. We provide non-GAAP information which excludes expenses for stock-based compensation. We believe the exclusion of this item allows for financial results that are more indicative of our continuing operations. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types.

(4)	Acquisition and Other Non-Recurring Charges. We exclude certain expense items resulting from acquisitions and other non-recurring charges, which we do not expect to recur in our continuing operating results. We believe that adjusting for these charges allows us to better compare results from period to period in order to assess the ongoing operating results of our business. The charges include: (i) costs and settlements associated with an internal investigation of export control compliance, (ii) costs associated with an intellectual property settlement and (iii) legal, valuation consulting and other expenses incurred in connection with acquisitions, the fair value remeasurements of contingent considerations, the payments made under the terms of certain acquisition agreements and other non-recurring expenses.

(5)	Income Tax Effect of Non-GAAP Exclusions. We believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the ongoing performance and future liquidity of our business. Excluded items include, but are not limited to: (i) amortization expense of intangible assets, (ii) stock-based compensation expense, (iii) acquisition and other non-recurring charges, and (iv) quarterly changes to the valuation allowance previously established.

(6)	Other Expense Adjustments. We provide non-GAAP information that excludes the effect of certain other income and losses. These adjustments most significantly consist of foreign currency remeasurement gains and losses. For all non-functional currency account balances, the remeasurement of such balances to the functional currency will result in either a foreign exchange gain or a loss which is recorded in other expense, net. We believe that eliminating these items from our non-GAAP measures is useful to investors, because foreign currency remeasurement adjustments can be inconsistent in amount and can vary from period to period.

(7)	Non-GAAP Diluted Earnings Per Share. We provide non-GAAP diluted earnings per share. The non-GAAP diluted earnings per share amount is calculated based on our non-GAAP net income divided by the weighted-average diluted shares outstanding for the period.

Barracuda Networks, Inc.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three months ended November 30,		Nine months ended November 30,
	2015	2014	2015	2014
GAAP net income (loss)	$(1,586)	$(36)	$(7,657)	$853
Deferred revenue, end of period	391,617	357,694	391,617	357,694
Less: Deferred revenue, beginning of period	(389,835)	(342,663)	(372,862)	(313,157)
Less: Deferred costs, end of period	(59,255)	(56,114)	(59,255)	(56,114)
Deferred costs, beginning of period	60,214	54,582	57,936	50,279
Other expense, net	395	1,789	866	2,527
Benefit from income taxes	(6,793)	(3,327)	(2,321)	(3,019)
Acquisition and other non-recurring charges	4,727	585	6,427	1,614
Stock-based compensation expense	7,706	4,864	21,416	11,682
Amortization of intangible assets	1,294	771	2,485	2,858
Depreciation expense	2,164	1,347	5,442	3,682

Adjusted EBITDA (1)	$10,648	$19,492	$44,094	$58,899

Barracuda Networks, Inc.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

(in thousands)

(Unaudited)

(1)	Adjusted EBITDA. We define adjusted EBITDA as net income (loss) plus increases in deferred revenue and increases in the associated deferred costs, plus non-cash and non-operating charges which include: (i) other expense, net, (ii) benefit from income taxes, (iii) acquisition and other non-recurring charges, (iv) stock-based compensation expense, (v) amortization of intangible assets, including certain losses on disposal of intangible assets, and (vi) depreciation expense, including certain losses on disposal of fixed assets. The deferred revenue balances for the periods presented exclude any remaining acquisition date deferred revenue amounts assumed in connection with our acquisition of C2C Systems Limited, which closed in the second quarter of fiscal 2015. We believe adjusted EBITDA provides an indication of profitability from our operations, and provides a consistent measure of our performance from period to period.

Barracuda Networks, Inc.

Reconciliation of GAAP Cash Flows from Operating Activities to Adjusted Free Cash Flow

(in thousands)

(Unaudited)

	Three months ended November 30,		Nine months ended November 30,
	2015	2014	2015	2014
GAAP cash flows from operating activities	$5,252	$12,192	$33,871	$33,074
Purchase of property and equipment	(2,057)	(3,284)	(5,500)	(7,059)
Acquisition and other non-recurring charges (1)	468	575	1,734	1,350

Adjusted free cash flow (2)	$3,663	$9,483	$30,105	$27,365

Barracuda Networks, Inc.

Reconciliation of GAAP Cash Flows from Operating Activities to Adjusted Free Cash Flow

(in thousands)

(Unaudited)

(1)	Acquisition and Other Non-Recurring Charges. We exclude the cash flow impact resulting from acquisitions and other non-recurring charges, which we do not expect to recur in our continuing operating results. We believe that adjusting for these cash outflows allows us to better compare results from period to period in order to assess the ongoing operating results of our business. The cash flows include: (i) payments associated with an internal investigation of export control compliance and (ii) payments related to legal, valuation consulting and other expenses incurred in connection with acquisitions, as well as the payments under the terms of certain acquisition agreements and other non-recurring expenses.

(2)	Adjusted Free Cash Flow. We define adjusted free cash flow as cash flows from operating activities less the purchases of property and equipment plus the cash flow effect of acquisition and other non-recurring charges. We believe that adjusting free cash flow to exclude these charges allows us to better compare results from period to period in order to assess the ongoing free cash flow of our business. We believe adjusted free cash flow is an important liquidity measure that reflects the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions, investments in the business and funding ongoing operations.

Barracuda Networks, Inc.

Reconciliation of GAAP Revenue to Gross Billings

(in thousands)

(Unaudited)

	Three months ended November 30,		Nine months ended November 30,
	2015	2014	2015	2014
GAAP Revenue	$80,087	$70,407	$236,432	$205,268
Total deferred revenue, end of period	391,617	357,694	391,617	357,694
Less: total deferred revenue, beginning of period	(389,835)	(342,663)	(372,862)	(313,157)
Deferred revenue adjustments	7,139	6,094	26,540	18,362

Total change in deferred revenue and adjustments	8,921	21,125	45,295	62,899

Gross billings (1)(2)	$89,008	$91,532	$281,727	$268,167

Barracuda Networks, Inc.

Reconciliation of GAAP Revenue to Gross Billings

(in thousands)

(Unaudited)

(1)	Gross Billings. We define gross billings as total revenue plus the change in deferred revenue and other adjustments, which primarily consist of returns and reserves with respect to the 30-day right of return we provide to customers, as well as rebates for certain channel partner activities. The deferred revenue balances for the periods presented exclude any remaining acquisition date deferred revenue amounts assumed in connection with our acquisition of C2C Systems Limited, which closed in the second quarter of fiscal 2015. We believe that gross billings provide insight into the sales of our solutions and performance of our business.

(2)	In order to determine how our business performed exclusive of the effect of foreign currency fluctuations, we compare the percentage change in our gross billings from one period to another using a constant currency. To present this gross billings information, the current and comparative prior period results for entities that operate in other than U.S. dollars are converted into U.S. dollars at constant exchange rates. For example, the rates in effect at November 30, 2014, which was the last day of our prior fiscal year’s comparable quarter, were used to convert current and comparable prior period gross billings rather than the actual exchange rates in effect during the respective period.

Barracuda Networks, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three months ended November 30,		Nine months ended November 30,
	2015	2014	2015	2014
Operating activities
Net income (loss)	$(1,586)	$(36)	$(7,657)	$853
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	3,458	2,118	7,927	6,540
Stock-based compensation expense	7,706	4,864	21,416	11,682
Excess tax benefits from equity compensation plans	(130)	(2,414)	(3,390)	(6,752)
Deferred income taxes	(4,166)	(3,999)	(3,927)	(10,197)
Other	224	173	894	204
Changes in operating assets and liabilities:
Accounts receivable, net	1,070	(4,258)	(1,073)	(12,785)
Inventories, net	(539)	44	(1,664)	507
Income taxes, net	(3,136)	67	883	3,140
Deferred costs	787	(1,676)	(1,497)	(6,088)
Other assets	(866)	127	(1,799)	(20)
Accounts payable	(3,902)	863	(1,677)	(404)
Accrued payroll and related benefits	1,423	332	3,721	303
Other liabilities	3,727	1,313	3,780	1,844
Deferred revenue	1,182	14,674	17,934	44,247

Net cash provided by operating activities	5,252	12,192	33,871	33,074

Investing activities
Proceeds from the sale of marketable securities	2,025	—	9,202	—
Proceeds from the maturity of marketable securities	9,860	—	14,527	—
Purchase of marketable securities	(4,800)	(11,488)	(19,040)	(11,488)
Purchase of property and equipment	(2,057)	(3,284)	(5,500)	(7,059)
Purchase of intangible assets	—	(38)	—	(38)
Purchase of investments in non-marketable equity and debt securities	(1,050)	(500)	(1,400)	(1,100)
Business combinations, net of cash acquired	(56,113)	—	(56,862)	(4,791)

Net cash used in investing activities	(52,135)	(15,310)	(59,073)	(24,476)

Financing activities
Proceeds from issuance of common stock	412	5,314	4,712	12,560
Taxes paid related to net share settlement of equity awards	(1,943)	(1,514)	(5,969)	(3,854)
Repurchase of common stock	(8,000)	—	(8,000)	—
Employee loans extended, net of repayment	(4)	841	(2,488)	771
Excess tax benefits from equity compensation plans	130	2,414	3,390	6,752
Repayment of note payable	(96)	(59)	(221)	(177)
Other	(74)	—	(255)	—

Net cash provided by (used in) financing activities	(9,575)	6,996	(8,831)	16,052
Effect of exchange rate changes on cash and cash equivalents	(152)	(542)	(267)	(634)

Net increase (decrease) in cash and cash equivalents	(56,610)	3,336	(34,300)	24,016
Cash and cash equivalents at beginning of period	173,683	156,559	151,373	135,879

Cash and cash equivalents at end of period	$117,073	$159,895	$117,073	$159,895